DEWEY BALLANTINE LLP

401 NORTH TRYON STREET
CHARLOTTE, NC 28202-2101
TEL 704 998-5353 FAX 704 998-5354

July 19, 2007

Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
One Wachovia Center
Charlotte, North Carolina 28288-0166

Re: Mortgage Pass-Through Certificates

Ladies and Gentlemen:

We have acted as special counsel to Wachovia Commercial Mortgage Securities, Inc. (the “Company”), in connection with the Company’s Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-3 (the “Registration Statement”, File No. 333-131262) being filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Prospectus forming a part of the Registration Statement describes Mortgage Pass-Through Certificates (the “Certificates”) to be sold by the Company in one or more series (each, a “Series”) of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Company, a master servicer (a “Servicer”), a trustee (a “Trustee”) and, if applicable, such other parties to be identified in the Prospectus Supplement for such Series. The form of Pooling and Servicing Agreement is attached as Exhibit 4(a) to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

We have examined the tax treatment of the Certificates described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service.

We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the Federal laws of the United States of America.

NEW YORK     WASHINGTON, D.C.    LOS ANGELES    EAST PALO ALTO    AUSTIN    CHARLOTTE

LONDON    WARSAW    FRANKFUR    MILAN    ROME    BEIJING

Wachovia Commercial Mortgage Securities, Inc. July 19, 2007 Page 2

Based on the foregoing, we are of the opinion that the description of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, describing the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein, is accurate in all material respects. We also hereby confirm and adopt the opinions expressly set forth under such heading, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in any Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

Very truly yours,

/s/ DEWEY BALLANTINE LLP